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PROXY STATEMENT PURSUANT TO SECTION 14(a)

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March 1st, 2022: Milwaukee Business Journal (Rich Kirchen): Exclusive: Kohl's CEO Gass expands on limited comments to analysts about activist shareholder criticisms

After issuing its fiscal fourth-quarter earnings report early Tuesday, Kohl’s Corp. CEO Michelle Gass told analysts a shareholder activist's criticisms leveled against the retailer’s board were “uninformed and inaccurate.” She expanded on the statements in an interview with the Milwaukee Business Journal.

The company’s chief critic and shareholder activist Jon Duskin of Macellum Advisors issued his own statement Tuesday expressing disappointment with the company’s fiscal fourth-quarter financials. Duskin reiterated his position that the current strategy for Kohl’s is not creating shareholder value.

At end of her prepared remarks during the Kohl’s analyst call Tuesday, Gass addressed comments on the company board’s “openness to maximizing value.” Before the question-and-answer segment started, she said the company would have no further comments on the topic.

Kohl’s (NYSE: KSS) has contended with challenges from Duskin and some other shareholders for over a year and on Feb. 10, Macellum Advisors nominated its own slate of 10 candidate for shareholders to consider at the retailer’s May annual meeting. Macellum’s criticism reached a crescendo after the Kohl’s board announced Feb. 4 it rejected an unsolicited takeover bid for $64 per share and hired Goldman Sachs to review of any expressions of interest in Kohl’s.

Kohl's stock closed at $56.80 per share Tuesday, up $1.18 for the day.

Here are highlights of the Business Journal interview with Gass, followed by Duskin’s statement.

You addressed the shareholder activism and made a statement during the analyst call. I’m wondering why you decided not to take any questions on that issue today.

“First off, we have strong conviction on our strategic and financial plan ahead and fully expect that’s going to deliver a lot of value to shareholders. But it is the fiduciary responsibility of the board, as new paths emerge, to assess those. And so, we have been testing and assessing those opportunities against our core strategic plan. It is why we rejected the bid at $64, as we shared publicly.

“We see a lot of value in our company. But we are going through a rigorous process. We are engaging with the unsolicited bidders. We’ve also done proactive outreach to be very thorough. A lot of detail will be shared around that when we file our proxy (later this month).

“Let me just reassure you that our board is deeply committed to make sure that we’re going to return the most value to our shareholders and will take the best path forward.”

The announcement today about more stock buybacks and increasing the dividend, I imagine, was one way of addressing that?

“Kohl’s has always had a great history of returning capital to shareholders. We returned $1.5 billion last year (in stock buybacks). We were operating under a $2 billion share authorization. Our company is healthy, and we generate a lot of cash. And we want to make sure that we can reward our shareholders. That also includes doubling the dividend, which will also be exceptionally well received by our shareholders.”

Macellum Advisors’ proxy showed you taking phone calls and meetings with Macellum. How much of a distraction has this been?

“I’d say our management team and our board are focused on driving the business. So, rest assured that’s what we’ll focus on. And I think a testament to that is the results that we just posted, delivering record earnings per share and a very ambitious guide for the year ahead. And then we’ll be sharing our entire plan next week at our investor day (March 7) on how we will grow this business and how we will grow it profitably.”

Duskin, via email, said the Kohl’s fourth-quarter and year-end results demonstrate why the retailer “should engage with us to meaningfully refresh the board and evaluate credible sale offers.”

Fourth-quarter revenue fell short of analyst estimates as Kohl’s executives said the company was hurt by significant supply chain-related inventory shortages during the holiday shopping season.

“The revenue miss, in particular, underscores that the company’s latest ’strategy’ is not working,” Duskin said. “Kohl’s will be one of the few retailers that failed to grow sales vs. 2019 pre-pandemic levels, while peers like Macy’s and Dillard’s are experiencing significant sales growth vs. 2019.”

Duskin said he is most concerned that Kohl’s announced plans to increase capital expenditures. The retailer said it will spend $850 million this year to add Sephora shops at more Kohl’s stores and perform “store refresh activity.”

“After decades of not being able to create shareholder value while spending billions, the company now plans to accelerate capital expenditures rather than focus on the core issues related to its assortment and value proposition,” Duskin said. “Even if every Kohl's store had a Sephora during the fourth quarter, and those shops fueled a mid-single-digit (percentage sales) lift as the company disclosed last quarter, overall sales would have been flat vs. 2019 and still trailed Macy's Dillard's and the vast majority of peers.”

Important Shareholder Information and Where You Can Find It

Kohl’s intends to file a proxy statement and BLUE proxy card with the SEC in connection with the solicitation of proxies for Kohl’s 2022 Annual Meeting of Shareholders (the “Proxy Statement” and such meeting the “2022 Annual Meeting”). Kohl’s, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2022 Annual Meeting. Information regarding the names of Kohl’s directors and executive officers and their respective interests in Kohl’s by security holdings or otherwise is set forth in Kohl’s proxy statement for the 2021 Annual Meeting of Shareholders, filed with the SEC on March 19, 2021 (the “2021 Proxy Statement”) and in Kohl’s Current Report on Form 8-K, filed with the SEC on April 14, 2021 (together with the 2021 Proxy Statement, the “2021 Filings”). To the extent holdings of such participants in Kohl’s securities have changed since the amounts described in the 2021 Filings or were otherwise not included, such changes or amounts have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC or will be filed within the time period specified by Section 16 of the Securities Exchange Act of 1934, as amended, and the regulations thereunder. Additional information is available in Kohl’s Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended January 29, 2022 filed with the SEC on June 3, 2021, September 2, 2021 and December 2, 2021, respectively. Details concerning the nominees of Kohl’s Board of Directors for election at the 2022 Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF KOHL’S ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING KOHL’S DEFINITIVE PROXY STATEMENT, ANY SUPPLEMENTS THERETO AND THE ACCOMPANYING BLUE PROXY CARD BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive Proxy Statement and other documents filed by Kohl’s free of charge from the SEC’s website, www.sec.gov. Copies will also be available at no charge on the Kohl’s website at investors.kohls.com.